UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2008

MINN-DAK FARMERS COOPERATIVE

(Exact name of Registrant as specified in its charter)

North Dakota	33-94644	23-7222188
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

7525 Red River Road
Wahpeton, North Dakota		58075
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (701) 642-8411

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 2 through 4 and Sections 6 through 9 are not applicable and therefore omitted.

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The Company’s primary lender, CoBank, administratively extended the Company’s seasonal and term lines of credit from September 1, 2008 up to and including November 1, 2008. All other terms of the loan agreements will remain the same until such date that the Company and CoBank execute a new and/or replacement supplement.

The Company and CoBank have mutually agreed to modify the annual renewal date to a date that is closer to the Company’s finalization of its annual business plan. The intent of this date change is to provide the Company and CoBank with more accurate information to project the Company’s annual borrowing requirements.

The Company’s Board of Directors voted to approve this extension on August 26, 2008.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On August 26, 2008, Minn-Dak Farmers Cooperative (the “Company”) and David H. Roche, the Company’s Chief Executive Officer, executed a renewal agreement (the “Renewal”) to his existing employment agreement with the Company dated March 1, 2001 (the “Employment Agreement”).

Under the terms of the Renewal, the term of the Employment Agreement was extended for an additional one-year period to August 31, 2009 and Mr. Roche’s annual base salary was increased to $343,700 for the one one-year period ended August 31, 2009. The Renewal also operated as an amendment to Section 4 C. of the Employment Agreement, which deals with the determination of the Profit Sharing Bonus calculation. The amendment to Section 4 C. redefines the various levels of Return Per Acre to Growers and the amount of Profit Sharing Bonus that would be paid under the Employment Agreement at those various levels.

The above summaries of the Renewal and the Employment Agreement do not purport to be complete and are subject to and qualified in their entirety by reference to the respective texts of the Employment Agreement and the Renewal. The Employment Agreement is included as Exhibit 10(r) to the Company’s Annual Report on Form 10-K for the year ended August 31, 2001 and is incorporated by reference into this Item 5.02. The Renewal will be included as an exhibit to the Company’s Annual Report on Form 10-K for the year ended August 31, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MINN-DAK FARMERS COOPERATIVE
By:	/s/	David H. Roche
David H. Roche President and Chief Executive Officer

Date:   September 2, 2008